Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 30, 2021

First Watch Restaurant Group, Inc.

8725 Pendery Place, Suite 201

Bradenton, FL 34201

Ladies and Gentlemen:

We have acted as counsel to First Watch Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer, issuance and sale by the Company of up to 4,034,072 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) which may be issued pursuant to the First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan (the “Equity Plan”), which is incorporated by reference as Exhibit 99.1 to the Registration Statement, and up to 4,409,331 shares of the Company’s Common Stock, which may be issued pursuant to the First Watch Restaurant Group, Inc. 2017 Omnibus Equity Incentive Plan (formerly known as the AI Fresh Super Holdco, Inc. 2017 Omnibus Equity Incentive Plan) (the “2017 Plan”), which is incorporated by reference as Exhibit 99.2 to the Registration Statement (such shares together with the shares issued pursuant to the Company’s Equity Plan, collectively the “Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Certificate of Incorporation, as amended, of the Company in effect at the time the 2017 Plan was authorized; (iv) the Bylaws of the Company in effect at the time the 2017 Plan was authorized; (v) the Equity Plan; (vi) the 2017 Plan; (vii) the Registration Statement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

September 30, 2021 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Equity Plan and the 2017 Plan, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP